Exhibit 99.1

FOR IMMEDIATE RELEASE

For additional information contact:

Chris Bona

Ryerson

312.292.5052

investorinfo@ryerson.com

Ryerson President and CEO Michael C. Arnold to Retire in 2015

CHICAGO, IL – December 19, 2014 – Ryerson Holding Corporation (NYSE: RYI), a leading distributor and processor of metals, announced today that President and Chief Executive Officer Michael C. Arnold informed Ryerson’s Board of Directors of his intent to retire next year. He has served as Ryerson’s President and Chief Executive Officer since January 2011.

“Mike has been a strong leader for Ryerson and has helped guide the transformation of the business,” said Jacob Kotzubei, a director on Ryerson’s Board of Directors. “We are grateful for Mike’s service over the past four years. He is an accomplished leader who has had a long and distinguished career, and we wish him well in retirement.”

Prior to joining Ryerson, Mr. Arnold spent over 31 years at The Timken Company, a global manufacturer of steel, bearings and related components.

Mr. Kotzubei said that specific timing for a transition has not yet been determined, though a new Chief Executive Officer could be in place as soon as Q1 2015. Mr. Arnold has committed to staying on as long as necessary to ensure a smooth transition.

“We have ample opportunity to conduct a comprehensive and thoughtful succession planning process,” said Mr. Kotzubei. “We will evaluate a wide range of candidates, both internally and externally, to identify the best person to lead Ryerson after Mike steps down.”

Mr. Arnold serves on the board of directors of AGCO Corporation, is a Director on The University of Akron Foundation, as well as a member of The University of Akron’s Engineering Advisory Council, and serves on the Executive Committee of the Metals Service Center Institute. He holds a Bachelor’s degree in Mechanical Engineering and a Master’s degree in Sales and Marketing, both from The University of Akron.

About Ryerson

Ryerson is a leading North American processor and distributor of metals, with operations in the United States, Mexico, Canada, China and Brazil. The company serves several industries including oil and gas, industrial equipment, transportation equipment, heavy equipment and electrical machinery. Founded in 1842, Ryerson is headquartered in the United States and employs approximately 4,000 employees in more than 100 locations. Visit Ryerson at www.ryerson.com.

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